AMENDED AND RESTATED
                                FIFTH THIRD FUNDS
                          INVESTMENT B RULE 12B-1 PLAN

     WHEREAS, Fifth Third Funds, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, the Trust is authorized to (a) issue shares of beneficial interest (the "Shares") in separate series, with the Shares of each such series representing the interests in a separate portfolio of securities and other assets, and (b) divide the Shares within each such series into two or more classes;

     WHEREAS, the Trust established on March 15, 2000 a new class of shares of beneficial interest of the Trust designated as Investment B Shares (the "Investment B Shares") of certain series of the Trust and subsequently established additional series offering Investment B Shares;

     WHEREAS, all such Investment B Shares, as set forth in Exhibit A hereto, are subject to this Investment B Rule 12b-1 Plan (this "Plan") and are referred to herein individually as a "Series" and collectively as the "Series";

     WHEREAS, the Trust may be deemed a distributor of the Shares within the meaning of Rule 12b-1 under the Act, and desires to adopt this Plan, and has entered into a Distribution Agreement (the "Agreement") appointing FTAM Funds Distributors, Inc. as the Trust's principal underwriter (the "Distributor"); and

     WHEREAS, the Board of Trustees as a whole, and the Trustees who are not interested persons (as defined in the Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or the Agreement and any agreements relating to it (the "Qualified Trustees"), having determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan and related agreements pursuant to the Plan will benefit the Trust and the current and future shareholders of the Investment B Shares to which the Investment B Rule 12b-1 Plan applies, have accordingly approved this Plan and said agreements by votes cast in person at a meeting called for the purpose of voting on this Plan and agreements.

     NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the Act, on the following terms and conditions:

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SECTION 1.  PAYMENTS TO THE DISTRIBUTOR

     (a) Service Fees. The Trust shall pay the Distributor a service fee at the end of each month at the annual rate of 0.25% of average daily net assets attributable to the Investment B Shares of each Series to compensate the Distributor and any securities firms or other third parties who render personal services to and/or maintain shareholder accounts for the shareholders of the Investment B Shares. The expenditures to be made pursuant to this Plan shall commence with respect to Investment B Shares of a Series as of the date on which this Plan becomes effective with respect to each such class.

     (b) Distribution Fees. The Trust shall pay the Distributor a distribution fee under the Plan at the end of each month at the annual rate of 0.75% of average daily net assets attributable to the Investment B Shares of each Series to compensate the Distributor for services provided and expenses incurred by it in connection with sales, promotional and marketing activities relating to the Investment B Shares. The expenditures to be made pursuant to this Plan shall commence with respect to Investment B Shares of a Series as of the date on which this Plan becomes effective with respect to Investment B Shares.

     Payment of the distribution fee described in this Paragraph 1(b) shall be subject to any limitation set forth in any applicable regulation of the National Association of Securities Dealers, Inc.

SECTION 2.  PAYMENTS FROM OTHER SOURCES.

     To the extent that any payments made by the Trust to the Distributor or Fifth Third Bank (the "Adviser"), including payment of investment management fees, should be deemed to be an indirect financing of any activity primarily resulting in the sale of shares of the Trust within the scope of Rule 12b-1 under the Act, then such payments shall be deemed to be authorized by this Plan.

SECTION 3.  TERM AND TERMINATION

     (a) Initial Effectiveness. This Plan shall become effective with respect to the Investment B Shares of a particular Series after approval by majority votes of: (a) the Trust's Board of Trustees; (b) the Qualified Trustees of the Trust cast in person at a meeting called for the purpose of voting on the Plan; and
(c) the outstanding voting securities of the particular Class (if required by Rule 12b-1(b)(1) (or any successor provision).

     (b) Continuation. This Plan shall remain in effect with respect to Investment B Shares of a Series during the initial year following effectiveness pursuant to Section 3(a) of this Plan and may be continued thereafter with respect to Investment B Shares of a Series if continuance of this Plan is approved with respect to the Investment B Shares of such Series at least annually by a majority of the Trust's Board of Trustees and a majority of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such continuance.

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



(c)  Termination.

     (i) This Plan may be terminated at any time with respect to a Series offering Investment B Shares by vote of a majority of the Qualified Trustees, or by vote of a majority of the outstanding Investment B Shares of such Series. This Plan may remain in effect with respect to Investment B Shares of a Series even if it has been terminated in accordance with this Section 3(c) with respect to one or more other Series of the Trust.

     (ii) Agreements entered into under this Plan shall provide that they may be terminated at any time, without penalty, with respect to the Trust or any Series, as the case may be, by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the Trust or that Series, as the case may be, on sixty (60) days' written notice to the parties thereto. In addition, said agreements shall provide for automatic termination in the event of its assignment.

SECTION 4.  AMENDMENTS

     This Plan may be amended with respect to the Trust or Investment B Shares of a Series thereof in the manner provided for annual renewal in Section 3(b) hereof; provided, however, that this Plan may not be amended to increase materially the amount of distribution expenditures provided for in Section 1 hereof borne by the Investment B Shares of a Series unless such amendment is approved by a vote of a majority of the outstanding Investment B Shares of such Series.

SECTION 5.  INDEPENDENT TRUSTEES

     While this Plan is in effect with respect to any Series, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

SECTION 6.  QUARTERLY REPORTS

     The Treasurer of the Trust and the Treasurer of the Distributor shall provide to the Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts expended for distribution pursuant to this Plan and the purposes for which such expenditures were made.

SECTION 7.  RECORD KEEPING

     The Trust shall preserve copies of this Plan, the Agreement and any related agreements and all reports made pursuant to Section 6 hereof, for a period of not less than six (6) years from the date of this Plan, and the Agreement, the agreements or such reports, as the case may be, for the first two (2) years in an easily accessible place.

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

SECTION 8.  LIMITATION OF LIABILITY

     The term "Fifth Third Funds" means and refers to the Trustees of the Trust from time to time serving under the Declaration of Trust dated September 15, 1988, as amended (the "Master Trust Agreement") as the same may subsequently thereto have been, or subsequently hereto be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but bind only the trust property of the Trust, as provided in the Master Trust Agreement. This Plan and its execution and delivery have been authorized by the Trustees of the Trust and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Master Trust Agreement. The Master Trust Agreement further provides, and it is expressly agreed, that each Series shall be solely and exclusively responsible for the payment of its debts, liabilities and obligations and that no other Series shall be responsible or liable for the same.

     IN WITNESS WHEREOF, the Trust and the Distributor have executed this Investment B Rule 12b-1 Plan on the day and year set forth below.

ATTEST:                                     FIFTH THIRD FUNDS


                                            By: _________________________
                                            Date: _______________________

ATTEST:                                     FTAM FUNDS DISTRIBUTORS, INC.


                                            By: _________________________
                                            Date: _______________________

Originally Adopted:  March 15, 2000
Amended and Restated: May 11, 2007

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

                                                      Last Amended: July 2, 2007

                                    EXHIBIT A
                                       TO
                                FIFTH THIRD FUNDS
                          INVESTMENT B RULE 12B-1 PLAN
                              DATED MARCH 15, 2000
                      AS AMENDED AND RESTATED MAY 11, 2007

                                 Class B Shares

     The Investment B Rule 12b-1 Plan is adopted by Fifth Third Funds with respect to the Class B Shares of the Series of the Trust set forth below (the "Applicable Funds"):

CLASS B SHARES:

Fifth Third Prime Money Market Fund                          Fifth Third Small Cap Growth Fund
Fifth Third Quality Growth Fund                              Fifth Third Equity Index Fund
Fifth Third Disciplined Large Cap Value Fund                 Fifth Third Structured Large Cap Plus Fund
Fifth Third Dividend Growth Fund                             Fifth Third Municipal Bond Fund
Fifth Third Balanced Fund                                    Fifth Third Michigan Municipal Bond Fund
Fifth Third Mid Cap Growth Fund                              Fifth Third Short Term Bond Fund
Fifth Third International Equity Fund                        Fifth Third LifeModel Conservative FundSM
Fifth Third Technology Fund                                  Fifth Third LifeModel Moderately Conservative FundSM
Fifth Third Intermediate Bond Fund                           Fifth Third LifeModel Moderate FundSM
Fifth Third Bond Fund                                        Fifth Third LifeModel Moderately Aggressive FundSM
Fifth Third Intermediate Municipal Bond Fund                 Fifth Third LifeModel Aggressive FundSM
Fifth Third Ohio Municipal Bond Fund                         Fifth Third Small Cap Value Fund
Fifth Third Multi Cap Value Fund                             Fifth Third High Yield Bond Fund
Fifth Third Micro Cap Value Fund


FIFTH THIRD FUNDS

By:____________________________
Name:
Title:

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